UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant:	☐

Filed by a Party other than the Registrant	☑

Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☑ Soliciting Material Pursuant to § 240.14a-12

American Pacific Corporation

(Name of Registrant as Specified in its Charter)

Golconda Capital Management, LLC

Golconda Capital Portfolio, LP

William D. Summitt

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Golconda Capital Management, LLC, Golconda Capital Portfolio, L.P. (collectively “Golconda”) and William D. Summitt have nominated directors for the American Pacific Board of Directors. In addition, Golconda and Mr. Summitt have advocated for various corporate governance changes. Information on the nominations and the advocacy efforts at American Pacific can be found on www.americanpacificvalue.com and is filed herewith.

ADDITIONAL INFORMATION

The information contained on the website and filed herewith may be deemed to be solicitation material with respect to the candidates proposed by Golconda and William D. Summitt for the Board of Directors of American Pacific Corporation. In connection with the proposed candidates, Golconda and Mr. Summitt intend to file a proxy statement with the Securities and Exchange Commission (“SEC”), to be distributed to the stockholders of American Pacific Corporation in connection with the election of directors at the 2011 Annual Meeting. STOCKHOLDERS OF AMERICAN PACIFIC CORPORATION ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CANDIDATES. The proxy statement will be mailed to stockholders of American Pacific Corporation and stockholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov and on www.americanpacificvalue.com. In addition, investors may obtain free copies of the documents filed with the SEC by Golconda and William Summitt by contacting: William Summitt, Managing Member, Golconda Capital Management, LLC, P.O. Box 570507, Dallas, TX 75357, telephone: 214-367-0784. NEITHER GOLCONDA NOR WILLIAM SUMMITT IS CURRENTLY ENGAGED IN A SOLICITATION OF PROXIES OF THE SHAREHOLDERS OF AMERICAN PACIFIC CORPORATION IN CONNECTION WITH THE ELECTION OF DIRECTORS AT THE 2011 ANNUAL MEETING. If a proxy solicitation commences, Golconda and its members and employees and William Summitt and the nominees may be deemed to participate in the solicitation of proxies.

October 26, 2010

Ms. Linda G. Ferguson

Secretary

American Pacific Corporation

3883 Howard Hughes Parkway, Suite 700,

Las Vegas, Nevada, 89169

Re:	NOTICE OF NOMINATION OF DIRECTORS

Dear Ms. Ferguson:

Pursuant to Section 2.2(d) of the Amended and Restated By-Laws (the “By-Laws”) of American Pacific Corporation (the “Corporation”), this letter constitutes the formal notice of nomination by Golconda Capital Portfolio, L.P. and William D. Summitt, each a shareholder of record of the Corporation as of the date of this notice, for the following director nominees: William D. Summitt, Charlotte E. Sibley, Bart Weiner and David B. Lee (collectively, the “Nominees”). The Nominees are to stand for election at the upcoming annual meeting of stockholders of the Corporation. Each Nominee has agreed to be named in the Corporation’s proxy statement and to serve as a director, if elected, as evidenced by agreements attached hereto as Annex A.

In compliance with Section 2.2 of the By-Laws, below please find the required information with respect to each of the Nominees.

Director Nominees

William D. Summitt.

(a)(i)	Name: William D. Summitt;
Age: 39
Business Address: 8431 Forest Hills Boulevard, Dallas, TX 75218
Residence Address: 8431 Forest Hills Boulevard, Dallas, TX 75218

(a)(ii)	Principal occupation or employment: Founder and Managing Member since 2005 of Golconda Capital Management, LLC, the General Partner of Golconda Capital Portfolio, LP. Mr. Summitt also serves as director of Tandy Brands Accessories, Inc. and as Portfolio Manager for Golconda Capital Portfolio, LP. Prior to the founding of Golconda, Mr. Summitt was a private investor from 1998 to 2005. Mr. Summitt was a financial analyst with Electronic Data Systems, Inc. (“EDS”), an information service provider from 1997-1998.

(a)(iii)	Class and number of shares of the Corporation beneficially owned: 107,270 shares of common stock of the Corporation. This number includes 100 shares beneficially owned by Mr. Summitt and his wife, and 107,170 shares owned by Golconda Capital Portfolio, L.P., with respect to which Mr. Summitt is the Managing Member of the General Partner, Golconda Capital Management, LLC., and has voting and investment power.

(a)(iv)	Other information pursuant to Regulation 14-A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1.	Mr. Summitt does not have any arrangement or understanding with any person pursuant to which he is to be selected as a director or nominee.

2.	Mr. Summitt does not have any family relationship with any director or officer of the Corporation or the other nominees herein.

3.	Mr. Summitt has not been involved in any Legal Proceeding; as such term is defined in Item 401(f) of Regulation S-K.

4.	Neither Mr. Summitt nor any of his immediate family members, as defined in Instruction 1(iii) to Item 404(a) of Regulation S-K has entered since January 1, 2010 or presently proposes to enter into a transaction with the Corporation in which Mr. Summitt or a member of his immediate family have or will have a direct or indirect material interest.

5.	If elected director, Mr. Summitt will be an “independent director” as defined in Rule 5605(a)(2) of the Rules of The NASDAQ Stock Market LLC (the “NASDAQ Rules”).

Mr. Summitt should be elected as director of the Corporation based on his broad expertise in financial and investment management and experience in evaluating corporate governance policies. These skills are important for the Corporation to properly identify the best uses of stockholder’s capital, evaluate business opportunities and develop best-practices corporate governance policies.

Charlotte E. Sibley

(a)(i)	Name: Charlotte E. Sibley;
Age: 64
Business Address: 725 Chesterbrook Blvd, Wayne, PA 19087.
Residence Address: 115 Hunt Valley Circle, Berwyn, PA 19312.

(a)(ii)	Principal occupation or employment: Senior Vice President of Shire, a world’s leading specialty biopharmaceutical company, since 2005. Ms. Sibley served from 2003 to 2004 as Vice President of Millennium Pharmaceuticals, Inc., a fully integrated biopharmaceutical company with a pipeline of investigational drug candidates. Prior to her positions in Shire and Millennium Pharmaceuticals, Ms. Sibley served as Vice President of Pharmacia Corporation from 1999 to 2003 and held various director positions in the business information and research units of Bristol-Myers Squibb Company. Ms. Sibley is a member of the Pharmaceutical Executive Editorial Advisory Board, the St. Joseph’s University Executive MBA Advisory Board and the Market Research International Institute.

(a)(iii)	Class and number of shares of the Corporation beneficially owned: 0

(a)(iv)	Other information pursuant to Regulation 14-A under the Exchange Act:

1.	Ms. Sibley does not have any arrangement or understanding with any person pursuant to which she is to be selected as a director or nominee.

2.	Ms. Sibley does not have any family relationship with any director or officer of the Corporation or the other nominees herein.

3.	Ms. Sibley has not been involved in any Legal Proceeding; as such term is defined in Item 401(f) of Regulation S-K.

4.	Neither Ms. Sibley nor any of her immediate family members, as defined in Instruction 1(iii) to Item 404(a) of Regulation S-K has entered since January 1, 2010 or presently proposes to enter into a transaction with the Corporation in which Ms. Sibley or a member of her immediate family have or will have a direct or indirect material interest.

5.	If elected director, Ms. Sibley will be an “independent director” as defined in Rule 5605(a)(2) of the Rules of The NASDAQ Stock Market LLC (the “NASDAQ Rules”).

Ms. Sibley should be elected as director of the Corporation. Her extensive experience and expertise spanning over 20 years in building and leading effective insights and analytics functions with major pharma and biotech companies make her exceptionally qualified to contribute to the Corporation’s business strategy and achievement of corporate goals.

Mr. Bart Weiner.

(a)(i)	Name: Bart Weiner;
Age: 52
Business Address: 7056 Redcoat Drive, Flourtown, PA 19031
Residence Address: 7056 Redcoat Drive, Flourtown, PA 19031

(a)(ii)	Principal occupation or employment: Served as President and Group Chief Operating Officer from 2001 to 2008 of GfK Healthcare, a leading provider of fully integrated health care marketing research in the US and around the world.

(a)(iii)	Class and number of shares of the Corporation beneficially owned: 0

(a)(iv)	Other information pursuant to Regulation 14-A under the Exchange Act:

1.	Mr. Weiner does not have any arrangement or understanding with any person pursuant to which he is to be selected as a director or nominee.

2.	Mr. Weiner does not have any family relationship with any director or officer of the Corporation or the other nominees herein.

3.	Mr. Weiner has not been involved in any Legal Proceeding; as such term is defined in Item 401(f) of Regulation S-K.

4.	Neither Mr. Weiner nor any of his immediate family members, as defined in Instruction l(iii) to Item 404(a) of Regulation S-K has entered since January 1, 2010 or presently proposes to enter into a transaction with the Corporation in which Mr. Weiner or a member of his immediate family have or will have a direct or indirect material interest.

5.	If elected director, Mr. Weiner will be an “independent director” as defined in Rule 5605(a)(2) of the Rules of The NASDAQ Stock Market LLC (the “NASDAQ Rules”).

Mr. Weiner should be elected as director of the Corporation. His over 28 years experience as lead marketing research consultant and expertise in advising companies in transition can provide the Corporation with valuable perspective.

Mr. David B. Lee:

(a)(i)	Name: David B. Lee;
Age: 45
Business Address: 5980 Glendower Lane, Plano, TX 75093
Residence Address: 5980 Glendower Lane, Plano, TX 75093

(a)(ii)	Principal occupation or employment: Mr. Lee serves as independent consultant to British Telecom (“BT”). He assists BT in pursuing complex sales and restructuring select strategic accounts. Mr. Lee served as Vice President of Worldwide Sales of Hewlett Packard Enterprise Services (formerly EDS) from May 2009 until March 2010; as Vice President of Global Transaction Strategy of Hewlett Packard from 2005 to 2009 and Senior Attorney of EDS from 1999 to 2005. While working in Hewlett Packard, Mr. Lee strengthened the worldwide sales culture of the company surpassing all sales targets in 2009 during a declining global economy; improved sales results, while reducing sales costs; participated in the structuring and negotiation of complex multinational $100 million plus transactions in a variety of industries, including manufacturing, energy and consumer product industries, and provided legal advice on a broad range of subjects as Senior Attorney.

(a)(iii)	Class and number of shares of the Corporation beneficially owned: 0

(a)(iv)	Other information pursuant to Regulation 14-A under the Exchange Act:

1.	Mr. Lee does not have any arrangement or understanding with any person pursuant to which he is to be selected as a director or nominee.

2.	Mr. Lee does not have any family relationship with any director or officer of the Corporation or the other nominees herein.

3.	Mr. Lee has not been involved in any Legal Proceeding; as such term is defined in Item 401 (f) of Regulation S-K.

4.	Neither Mr. Lee nor any of his immediate family members, as defined in Instruction 1 (iii) to Item 404(a) of Regulation S-K has entered since January 1, 2010 or presently proposes to enter into a transaction with the Corporation in which Mr. Lee or a member of his immediate family have or will have a direct or indirect material interest.

5.	If elected director, Mr. Lee will be an “independent director” as defined in Rule 5605(a)(2) of the Rules of The NASDAQ Stock Market LLC (the “NASDAQ Rules”).

Mr. Lee should be elected as director of the Corporation. His business transaction, legal and sales experience will help the Corporation to identify legal risks and business opportunities and provide valuable insight which may improve the sales targets of the Corporation.

Information of Stockholders giving notice

Regarding the information required by Section 2.2 of the Amended and Restated By-Laws of the Corporation with respect to the stockholders giving this notice, below please find the applicable information:

Golconda Capital Portfolio, L.P.:

(b)(i)	Name and record address: Golconda Capital Portfolio, L.P., with record address at 8431 Forest Hills Boulevard, Dallas, TX 75218.

(b)(ii)	Class and number of shares of the Corporation beneficially owned: 107,270 shares of common stock of the Corporation. This number includes 100 shares beneficially owned by Mr. Summitt and his wife and 107,170 shares owned by Golconda Capital Portfolio, L.P., with respect to which Mr. Summitt is the Managing Member of the General Partner, Golconda Capital Management, LLC., and has voting and investment power.

William D. Summitt:

(b)(i)	Name and record address: William D. Summitt, with record address at 8431 Forest Hills Boulevard, Dallas, TX 75218.

(b)(ii)	Class and number of shares of the Corporation beneficially owned: 107,270 shares of common stock of the Corporation. This number includes 100 shares beneficially owned by Mr. Summitt and his wife, and 107,170 shares owned by Golconda Capital Portfolio, L.P., with respect to which Mr. Summitt is the Managing Member of the General Partner, Golconda Capital Management, LLC., and has voting and investment power.

If you require further information regarding any or all of the Director nominees proposed herein or the undersigned please contact me at (214) 367-0784.

Sincerely,

William D. Summitt

Golconda Capital Portfolio, L.P.

By:
Name: William D. Summitt
Title: Managing Member of Golconda Capital Management LLC., the General Partner of Golconda Capital Portfolio, L.P.

ANNEX A

Election Agreement

I hereby consent to being named as a nominee for director in the proxy statement of American Pacific Corporation (the “Company”) and agree to serve as a director of the Company if elected at the Company’s 2011 Annual Meeting of Shareholders.

Name: William D. Summitt
Date: 10-22-10

Election Agreement

I hereby consent to being named as a nominee for director in the proxy statement of American Pacific Corporation (the “Company”) and agree to serve as a director of the Company if elected at the Company’s 2011 Annual Meeting of Shareholders.

Name:
Date: 23 October, 2010

Election Agreement

I hereby consent to being named as a nominee for director in the proxy statement of American Pacific Corporation (the “Company”) and agree to serve as a director of the Company if elected at the Company’s 2011 Annual Meeting of Shareholders.

Name: Bart Weiner
Date: 10/23/10

Election Agreement

I hereby consent to being named as a nominee for director in the proxy statement of American Pacific Corporation (the “Company”) and agree to serve as a director of the Company if elected at the Company’s 2011 Annual Meeting of Shareholders.

Name:
Date: 22 October 2010

Golconda Capital Management, LLC

8431 Forest Hills Blvd, Dallas, TX 75218

Bill Summitt	phone: 214-367-0784
Managing Member	email: wsummitt@gmail.com

September 10, 2010

Mr. John R. Gibson

Chairman of the Board

American Pacific Corporation

3883 Howard Hughes Parkway

Suite 700

Las Vegas, NV 89169

Mr. Gibson:

I want to thank you and Mr. Carleone for meeting with me on September 8 to discuss American Pacific’s business, as well as the corporate governance changes that I believe must be made if the stockholders are to realize the full value of their investment in APFC. In anticipation of the upcoming board meeting on September 13 and 14, I want to follow up on the points I made in our meeting and explicitly state what I expect from the American Pacific Board of Directors.

I call on the Board of Directors to make the following corporate governance changes as soon as administratively possible:

•	Change 80% vote requirement to elect directors to a plurality vote standard for contested elections and a majority vote standard for uncontested elections

•	Eliminate the poison pill

•	Declassify the Board of Directors

•	Change the advance notice requirements so that director nominations and stockholder proposals can be made closer to the annual meeting date

I refer you to my letter dated August 17 for a discussion of each of these corporate governance provisions.

In addition to these corporate governance changes, I also discussed with you the need to change our board composition so that alternative viewpoints – stockholder centric viewpoints – are adequately represented. To be specific, I would like three directors selected by me, including myself, appointed to the board. My preference would be for three incumbent directors to step down. But I note that, alternatively, the board can be expanded by two directors. Expanding the board by two would require that only one incumbent director step down. I believe that the stockholders want the viewpoints that I am espousing to be adequately represented on the board and that they will support my efforts at American Pacific. I am highly confident that my slate of director candidates would receive a majority of the stockholder vote in a contested election. Therefore, my request to name three directors, which represents only 25%-30% of the board (depending on board size), is reasonable.

A change in board composition is important because of the perception – and perhaps the reality – that this is an entrenched board with a significant majority of the directors hand selected by and captive to a small group of insiders. In addition, American Pacific is not perceived as having a culture of controlling costs. The inclusion of directors that have a stockholder oriented viewpoint would give investors confidence that the company will take the necessary steps to reduce costs significantly.

I intend to select board candidates that will exercise their independent judgment on issues regarding the potential economic benefits of divesting non-synergistic business lines. I will also recommend that the company explore alternatives to operating as an independent, publicly traded entity. In many ways American Pacific appears to be a “mini-conglomerate”. I believe the board should consider the possibility that the value of the whole may be less than the sum of the parts.

Finally, I will bring a financial acumen to the board that will be beneficial in examining major acquisitions and capital expenditures. American Pacific’s stagnant book value and market value over an extended period of time cause me to question whether stockholders would have been better served if retained earnings had been distributed rather than reinvested.

As American Pacific is governed now, stockholders representing approximately 90% of the shares outstanding are essentially treated as minority owners with little say in the governance of their company and no practical ability to hold directors and management accountable. If insiders want to be entrenched and not accountable to stockholders then they should take the company private. If American Pacific wants to remain independent and publicly owned, the company must amend its archaic corporate governance policies and include more stockholder-oriented directors on the board.

I want to emphasize again that the aggressive timetable that I am pursuing with respect to effecting change at American Pacific is due to the Company’s severe advance notice requirements. These requirements essentially cause me to have to act now if I am to be an effective shareholder advocate.

I look forward to hearing from you regarding the board’s decisions on these important issues. As I will have only two weeks following the board meeting to prepare nominations and proposals, I would appreciate a response by September 14th or 15th.

Sincerely,

Bill Summitt

Cc:	Mr. Joseph Carleone, Ph.D., Chief Executive Officer

2

Golconda Capital Management, LLC

8431 Forest Hills Blvd, Dallas, TX 75218

Bill Summitt	phone: 214-364-9661
Managing Member	email: wsummitt@gmail.com

August 17, 2010

Mr. John R. Gibson

Chairman of the Board

American Pacific Corporation

3883 Howard Hughes Parkway

Suite 700

Las Vegas, NV 89169

Mr. Gibson:

I am writing to you today to introduce myself as a recently new shareholder of American Pacific. My investment partnership, Golconda Capital Portfolio, LP, currently owns 74,705 shares of APFC. I spoke with Mr. Carleone about the opportunities and challenges facing our company. I am intrigued by the opportunities to add value at American Pacific. My interest is accentuated by the currently depressed stock price. However, I believe that there needs to be a greater sense of urgency at American Pacific and that the board needs to consider several key issues. I will discuss these issues in this letter. In addition, there are several corporate governance practices at American Pacific that are troublesome and that I believe are an obstacle to the shareholders realizing the full value of their investment in American Pacific. I will also discuss my proposed corporate governance changes in this letter for your consideration.

Operating Expense Reductions

I know that Mr. Carleone and his management team are working diligently to reduce expenses. If we are to return to profitability – and eventually produce an adequate return on invested capital – in a reasonable period of time, this process needs to be accelerated. Management needs to have the authority to be decisive without concern for sacred cows.

Divestitures of business lines need to be considered

I do not believe that all of our business lines share significant synergies. Divesting business lines without synergies would allow management to focus their efforts on our most attractive opportunities. In addition, divestitures would free up capital for investment in those opportunities, debt reduction or share repurchases.

Capital investment decisions need to be approached with discipline

I note that retained earnings have not resulted in a commensurate increase in book value or market value over time. Capital investment decisions need to be compared with the value of returning capital to shareholders via share repurchases and/or dividends. In addition, capital allocation decisions need to be subject to pressure from the shareholders via improved corporate governance policies.

A sale or “go-private” transaction needs to be considered

It is expensive for a company of American Pacific’s size to operate as an independent, publicly traded entity. In addition to compliance costs and associated professional fees, management distractions can negatively impact business value. A sale of the company or a transaction that takes the company out of the public sphere would reduce both direct expenses and the frictional costs of management distraction.

All of the above recommendations need to be considered with a healthy shareholder perspective. To achieve this perspective, corporate governance at American Pacific needs to serve the broader shareholder base. As our corporate governance policies now stand, it is difficult for shareholders to influence the board’s decision-making process. In my opinion, improving our corporate governance policies is crucial if we are to achieve the maximum value possible for the shareholders. The following are my specific corporate governance proposals.

Poison Pill

I call on the board of American Pacific to rescind the so-called Shareholder Rights Plan. This is an ironically named corporate governance device if ever there was one. The supposed benefit of a poison pill is that it forces a potential acquirer of a company to negotiate directly with the board. The actual effect, in my opinion, is to entrench the board and management and to make the board and management less responsive to the shareholders.

Market forces push directors and managers to strive to make optimum economic decisions. However, a poison pill distorts the market for corporate influence and control. Directors and managers that make sub-optimum economic decisions are protected by the poison pill. A shareholder may see an opportunity to acquire a significant interest in the company, or work with other shareholders who jointly own a significant interest, to influence better economic decision making but will not be able to act because of the dilutive effect of the poison pill.

2

In addition, poison pills amount to a major de facto shift of voting rights away from the shareholders on matters pertaining to a sale of the company. Accordingly, shareholders should have the opportunity to vote on whether they want to temporarily relinquish such power before a poison pill is implemented. Therefore, I also call on the board to adopt a policy specifying that the company will adopt a poison pill in the future only if:

•	Shareholders have approved adoption of the plan; or

•

The board, in its exercise of its fiduciary responsibilities, determines that it is in the best interest of shareholders under a specific set of circumstances to adopt a pill without the delay that would result from seeking shareholder approval (a “fiduciary out” provision). A poison pill adopted under the fiduciary out provision would be put to a vote of the shareholders within twelve months of adoption or expire. If the pill is not approved by a majority of the shareholder votes cast, the plan would immediately terminate. In addition, only independent directors should vote on the adoption of a pill.

Classified Board of Directors

I call on the board of American Pacific to declassify the Board of Directors so that all board members stand for election each year.

Having all board members stand for election each year gives shareholders the maximum flexibility in exercising their right to determine who will oversee the company on their behalf. The supposed purpose of a classified board seems to be that it ensures that board continuity is not abruptly interrupted. I believe that the actual effect (and, frankly, the intended effect) is to entrench the board and management by making it cost and time prohibitive for the shareholders to effect change at their company. Board continuity can be an important goal in many cases (but not in all cases). However, the appropriate mechanism for achieving board continuity is for the shareholders to vote for those directors that they want to continue on as board members. It should be the shareholders prerogative to disrupt board continuity if they wish.

Advance Notice Requirements

I consider American Pacific’s advance notice requirements of at least 120 days with only a 20-day window to be unreasonable. In my opinion, this requirement exists solely to make it difficult for shareholders to exercise their right to submit proposals or make director nominations. I call on the board to amend this advance notice requirement to allow the submission of proposals and director nominations closer to the shareholder meeting date and with a wider window (my preference would be for 30 days before the mailing of proxy materials with a 45 day window).

3

80% Vote Requirement to Elect Directors

There is no way to be diplomatic about this By-Law provision. This requirement is atrocious. There is no reason for this super-majority vote requirement except to entrench the incumbent board of directors and allow a small group of people to control the company regardless of the wishes of the shareholders. The Board of Directors’ fiduciary responsibility is to the stockholders. But this provision seems to serve a different master. There is no reasonable argument that can be made that this 80% vote requirement serves the shareholders in any way. How can it be argued that the directors are serving the shareholders if a shareholder nominated director candidate gets more votes than an incumbent director but the incumbent remains seated while the shareholder selected candidate is denied?

This provision is simply outright wrong in the fundamental sense of “right and wrong” and should give pause to any American Pacific director that values good corporate governance and their own reputation for fairness. I call on the board to adopt a majority vote requirement for uncontested elections and a plurality vote requirement for contested elections.

There are some additional corporate governance policies that should also be reviewed, but these are the most important changes that need to be made, in my opinion. Of these, changing the 80% director vote requirement is the most critical.

I would like to meet with you, Mr. Berlyn Miller (Chairman of the Corporate Governance Committee), Mr. Carleone, and any other interested directors to discuss these proposed corporate governance changes. To facilitate such a meeting, I would be happy to come to Las Vegas to meet at the American Pacific corporate office.

I look forward to hearing from you.

Sincerely,

Bill Summitt

Cc:	Mr. Berlyn D. Miller, Corporate Governance Committee Chairman
Mr. Joseph Carleone, Ph.D., Chief Executive Officer

4